Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Announces Closing of Common Stock Offering

WATERBURY, Vt. (May 11, 2011) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR), a leader in specialty coffee and coffeemakers, announced today that is has closed its underwritten public offering of 9,479,544 shares of its common stock, which includes 1,290,000 shares purchased by the underwriters pursuant to an overallotment option. Certain stockholders also sold an aggregate of 410,456 shares of common stock in the offering.

On May 11, 2011, the Company also completed a sale of 608,342 shares of its common stock to Luigi Lavazza S.p.A. (“Lavazza”), pursuant to the Common Stock Purchase Agreement entered into between the Company and Lavazza on May 6, 2011, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 6, 2011.

The net proceeds to the Company from the public offering and concurrent private placement are approximately $688.9 million, after deducting underwriting discounts and commissions and estimated offering expenses.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig Single-Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating at least five percent of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

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